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                                 Exhibit 99.1

Perry Ellis International, Inc. Announces the Placement of $57.0 Million in Senior Notes

Miami - March 18, 2002 - Perry Ellis International, Inc. (Nasdaq: PERY) today announced that it has arranged a private offering of $57.0 million in aggregate principal amount of 91/2% senior notes due March 15, 2009.

The notes will be senior obligations of Perry Ellis secured by a first lien on the intellectual property of the Company. The net proceeds of the offering will be used to fund the acquisition of certain trademarks, inventory and other assets of Jantzen, a wholly owned subsidiary of VF Corporation and to reduce amounts outstanding under the Company's revolving credit facility.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration under the Securities Act.

Perry Ellis International markets men's, women's and children's products in over 40 different categories under the Perry Ellis(R), Perry Ellis Portfolio(R) and Perry Ellis America(R) trademarks. Perry Ellis products are available in the United States and in more than 26 countries with worldwide retail sales of over $1.5 billion. Supreme International, a division of PEI manufactures, markets and distributes other trademarks both domestically and internationally including, Munsingwear(R), John Henry(R), Manhattan(R), and PING Collection(R) among others. Additional information on PEI is available at http://www.perryelliscorporate.com.
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Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of PEI could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risk relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Perry Ellis International, Miami
Rosemary Trudeau, 305/418-1294